Exhibit (c)(2)
 Project Twins  DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECT ORS   DECEMBER 15, 2022 | CONFIDENTIAL

 CONFIDENTIAL  Table of Contents  2  Page 3  5  10  20  21  23  30  33  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  Selected Cost of Equity Considerations Supplemental Financial Information  Illustrative Selected Company Multiple Trendlines Supplemental Public Company & Market Observations

 Page  1. Executive Summary  3  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  5  10  20

Transaction Value Overview

Implied Transaction Equity Value

(dollars and shares in millions, except per share values)

Selected Transaction Information	
Per Share Cash Consideration (the "Transaction Consideration") [1]	$6.15
Common Shares Outstanding [2]	51.2
Dilutive Shares [2]	0.3
Fully-Diluted Shares	51.5
Implied Transaction Equity Value	**$316.8**

Selected Capitalized Indications and Implied Transaction Multiples

Implied Transaction Multiples	Corresponding Base Amount [3]	Implied Multiple
Book Value (Ex. AOCI)		
MRQ (9/30/22)	$443.9	0.71x
[Illustrative Only]		
Tangible Book Value (Ex. AOCI)		
MRQ (9/30/22)	$233.0	1.36x
Adjusted Net Income		
CY 2022E	$22.9	13.8x
CY 2023E	$26.9	11.8x

Implied Premiums to Historical Stock Trading Prices

(dollars per share in actuals)

Trading Period As of 12/13/22	Selected Metric [4]	Implied Premium of Per Share Consideration over Selected Metric
1-Day Closing Price	$3.15	95.2%
5-Day VWAP	$2.96	108.1%
10-Day VWAP	$2.87	114.2%
20-Day VWAP	$2.60	136.9%
30-Day VWAP	$2.64	132.7%
3-Month VWAP	$3.02	103.4%
6-Month VWAP	$4.10	50.0%
1-Year VWAP	$4.77	28.9%
52-Week High - 12/28/21 Closing	$9.16	(32.9%)
52-Week Low - 11/18/22 Closing	$2.18	182.1%

1. Per Draft dated [12/11/22] of the Agreement and Plan of Merger by and among [PARENT], [MERGER SUB], and Twins (the "Company") (the "Agreement").
2. For illustrative purposes, assumes all outstanding Company Common Stock as well as RSUs and PSUs with targets contemplated to be met over the projection period will be cashed out based on the Transaction Consideration and share counts reflect (i) ~51.2 million shares of common stock outstanding as of 12/9/22, (ii) ~0.1 million restricted stock units; and (iii) ~0.1 million performance stock units outstanding that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs and ~0.2 million options that are out-of-the-money.
3. Per Company management and Management Projections (defined below).
4. Closing prices per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of 12/13/22.
Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments.; AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year;
E refers to Estimated; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; VWAP refers to Volume-Weighted Average Price.
Sources: Company projections, per Company management, provided on October 20, 2022 and reaffirmed as of December 11, 2022 ("Management Projections"), Company Management, the Agreement, Bloomberg, Capital IQ, and public filings.

CONFIDENTIAL

Houlihan Lokey | 4

 Page 3  1. Executive Summary  2. Selected Updates Since Prior Discussion Materials  5  Financial Analyses  Appendices  10  20

 Summary of Selected Changes to Financial Analyses  fiscal period for which financial information has been made public.  CONFIDENTIAL  6  Relative to Preliminary Special Committee Discussion Materials Dated 10/28/22  The following changes have been made relative to the preliminary Special Committee discussion materials dated 10/28/22:  The financial analyses were updated to reflect the following updated financial information provided by Company management:  LTM financial information based on actual 9/30/22 figures (compared to preliminary 9/30/22 estimated figures incorporated in the preliminary discussion materials dated 10/28/22)  There was no change to 9/30/22 book value from the preliminary estimates to the actual figures  Capitalization information as of 12/9/22 (compared to information as of 10/25/22 incorporated in the preliminary discussion materials dated 10/28/22)  Per Company management, no changes were made to the financial projections  Selected Companies Analysis  The selected companies analysis was updated to reflect stock prices and other publicly available financial information as of 12/13/22 (previously, as of 10/25/22 market close)  See pages 8 and 9 for further detail on observed multiple changes  Based on a review of updated multiples of the selected companies:  The selected multiple range applied to MRQ Book Value (excluding AOCI) was increased to 0.45x – 0.85x (previously, 0.40x – 0.80x);  The illustrative only selected multiple range applied to MRQ Tangible Book Value (excluding AOCI) was increased to 1.05x – 1.65x (previously, 1.00x – 1.60x);  The selected multiple range applied to CY 2022E Adjusted Net Income was increased to 11.0x – 16.0x (previously, 10.0x – 15.0x); and  The selected multiple range applied to CY 2023E Adjusted Net Income was increased to 9.0x – 14.0x (previously, 8.0x – 13.0x)  Selected Transactions Analysis  Based on a review of recent transactions, no additional transactions were identified and no changes have been made to the selected transactions multiples  Discounted Cash Flow (“DCF”) Analysis  Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 12/13/22 (previously, as of 10/25/22 market close)  No changes have been made to the selected discount rate range (13.0% – 15.0%)  The selected terminal Book Value (excluding AOCI) multiple range utilized in the DCF analysis was increased to 0.85x – 1.25x (previously, 0.80x – 1.20x); and  The illustrative only selected terminal Tangible Book Value (excluding AOCI) multiple range utilized in the DCF analysis was increased to 1.25x –  1.85x (previously, 1.20x – 1.80x)  Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments.; AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; LTM refers to Latest 12 Months; MRQ refers to the most recently completed quarterly

Certain Updates to Financial Analyses

(dollars in millions, except per share values)

Selected Companies Analysis

Metric Capitalized	Preliminary Discussion Materials (10/28/22): MRQ (9/30/22) Book Value (Excl. AOCI)	Preliminary: MRQ (9/30/22) Tangible Book Value (Excl. AOCI) [Illustrative Only]	Preliminary: CY 2022E Adjusted Net Income	Preliminary: CY 2023E Adjusted Net Income	Current Discussion Materials (12/15/22): MRQ (9/30/22) Book Value (Excl. AOCI)	Current: MRQ (9/30/22) Tangible Book Value (Excl. AOCI) [Illustrative Only]	Current: CY 2022E Adjusted Net Income	Current: CY 2023E Adjusted Net Income
Base Amount	$443.9	$233.0	$22.9	$26.9	$443.9	$233.0	$22.9	$26.9
Selected Multiple Range	0.40x - 0.80x	1.00x - 1.60x	10.0x - 15.0x	8.0x - 13.0x	0.45x - 0.85x	1.05x - 1.65x	11.0x - 16.0x	9.0x - 14.0x
Implied Equity Value	$177.6 - $355.1	$233.0 - $372.7	$229.0 - $343.5	$215.0 - $349.3	$199.8 - $377.3	$244.6 - $384.4	$251.9 - $366.4	$241.9 - $376.2
Implied Per Share Equity Value Reference Range	**$3.45 - $6.90**	**$4.53 - $7.24**	**$4.45 - $6.67**	**$4.18 - $6.79**	**$3.88 - $7.32**	**$4.75 - $7.46**	**$4.89 - $7.11**	**$4.69 - $7.30**

Selected Transactions Analysis

Metric Capitalized	Preliminary: MRQ (9/30/22) Book Value (Excl. AOCI)	Preliminary: MRQ (9/30/22) Tangible Book Value (Excl. AOCI) [Illustrative Only]	Current: MRQ (9/30/22) Book Value (Excl. AOCI)	Current: MRQ (9/30/22) Tangible Book Value (Excl. AOCI) [Illustrative Only]
Base Amount	$443.9	$233.0	$443.9	$233.0
Selected Multiple Range	0.50x - 0.90x	1.20x - 1.80x	0.50x - 0.90x	1.20x - 1.80x
Implied Equity Value	$222.0 - $399.5	$279.6 - $419.3	$222.0 - $399.5	$279.6 - $419.3
Implied Per Share Equity Value Reference Range	**$4.31 - $7.76**	**$5.43 - $8.14**	**$4.31 - $7.75**	**$5.43 - $8.14**

Discounted Cash Flow Analysis

	Preliminary: Book Value (Excl. AOCI)	Preliminary: Tangible Book Value (Excl. AOCI) [Illustrative Only]	Current: Book Value (Excl. AOCI)	Current: Tangible Book Value (Excl. AOCI) [Illustrative Only]
Terminal Multiple Range	0.80x - 1.20x	1.20x - 1.80x	0.85x - 1.25x	1.25x - 1.85x
Discount Rate Range	13.0% - 15.0%	13.0% - 15.0%	13.0% - 15.0%	13.0% - 15.0%
Implied Equity Value	$237.0 - $389.2	$250.8 - $411.9	$255.9 - $411.3	$265.6 - $429.5
Implied Per Share Equity Value Reference Range	**$4.60 - $7.56**	**$4.87 - $8.00**	**$4.97 - $7.98**	**$5.16 - $8.34**

Note: For Preliminary Discussion Materials dated 10/28/22, based on (i) ~51.2 million basic shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 10/25/22. Does not include ~0.1 million MSUs. For Current Discussion Materials, based on (i) ~51.2 million basic shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.

Adjusted Net Income refers to earnings, adjusted for realized and unrealized gains/losses as well as certain non-recurring items; AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; MRQ refers to MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public.

Source: Financial information from Company management and Management Projections.

CONFIDENTIAL

Houlihan Lokey | 7

Certain Market Changes

Selected Companies – Equity Market Value to Book Value and Tangible Book Value

	Pricing as of 10/25/22		Pricing as of 12/13/22		Change Versus Prior Materials	
	Equity Market Value [1] to		Equity Market Value [1] to		Equity Market Value [1] to	
	Book Value (Excl. AOCI) [2]	*Illustrative Only* Tangible Book Value (Excl. AOCI) [3]	Book Value (Excl. AOCI) [2]	*Illustrative Only* Tangible Book Value (Excl. AOCI) [3]	Book Value (Excl. AOCI) [2]	*Illustrative Only* Tangible Book Value (Excl. AOCI) [3]
Workers' Comp Insurers	MRQ	MRQ	MRQ	MRQ	MRQ	MRQ
AMERISAFE, Inc.	2.62x	2.62x	2.46x	2.46x	-0.16x	-0.16x
Employers Holdings, Inc.	0.96x	1.01x	1.09x	1.14x	0.12x	0.13x
Low	0.96x	1.01x	1.09x	1.14x	0.12x	0.13x
High	2.62x	2.62x	2.46x	2.46x	-0.16x	-0.16x
Median	1.79x	1.82x	1.77x	1.80x	-0.02x	-0.02x
Mean	1.79x	1.82x	1.77x	1.80x	-0.02x	-0.02x
Specialty Insurers						
Argo Group International Holdings, Ltd.	0.53x	0.59x	0.61x	0.67x	0.08x	0.08x
James River Group Holdings, Ltd.	1.24x	1.78x	1.21x	1.75x	-0.03x	-0.03x
Kinsale Capital Group, Inc.	8.50x	8.54x	8.50x	8.54x	0.00x	0.00x
Palomar Holdings, Inc.	5.26x	5.38x	3.24x	3.31x	-2.02x	-2.07x
ProAssurance Corporation	0.81x	0.88x	0.73x	0.79x	-0.08x	-0.09x
RLI Corp.	3.45x	3.57x	3.62x	3.75x	0.17x	0.18x
W. R. Berkley Corporation	2.51x	2.59x	2.65x	2.71x	0.14x	0.12x
Low	0.53x	0.59x	0.61x	0.67x	0.08x	0.08x
High	8.50x	8.54x	8.50x	8.54x	0.00x	0.00x
Median	2.51x	2.59x	2.65x	2.71x	0.14x	0.12x
Mean	3.18x	3.33x	2.94x	3.07x	-0.25x	-0.26x
All Selected Companies						
Low	0.53x	0.59x	0.61x	0.67x	0.08x	0.08x
High	8.50x	8.54x	8.50x	8.54x	0.00x	0.00x
Median	2.51x	2.59x	2.46x	2.46x	-0.05x	-0.13x
Mean	2.88x	3.00x	2.68x	2.79x	-0.20x	-0.21x
Twins [4]	0.40x	0.79x	0.36x	0.69x	-0.04x	-0.09x

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Based on fully diluted shares outstanding.
2. Calculated as shareholders' equity, less book value of preferred stock and accumulated other comprehensive income as per GAAP.
3. Calculated as shareholders' equity, less book value of preferred stock, accumulated other comprehensive income, and goodwill and other intangibles, as per GAAP.
4. Based on public filings, analyst estimates, market data and other public information as of applicable date.
AOCI refers to Accumulated Other Comprehensive Income.
MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL
Houlihan Lokey | 8

Certain Market Changes (cont.)

Selected Companies – Equity Market Value to Adjusted Net Income

	Pricing as of 10/25/22		Pricing as of 12/13/22		Change Versus Prior Materials	
	Equity Market Value [1] to Adjusted Net Income		Equity Market Value [1] to Adjusted Net Income		Equity Market Value to Adjusted Net Income	
Workers' Comp Insurers	CY 2022E	CY 2023E	CY 2022E	CY 2023E	CY 2022E	CY 2023E
AMERISAFE, Inc.	18.7x	20.3x	17.8x	19.4x	-0.9x	-0.8x
Employers Holdings, Inc.	14.4x	12.4x	15.9x	12.4x	1.4x	0.0x
Low	14.4x	12.4x	15.9x	12.4x	1.4x	0.0x
High	18.7x	20.3x	17.8x	19.4x	-0.9x	-0.8x
Median	16.6x	16.4x	16.8x	15.9x	0.3x	-0.4x
Mean	16.6x	16.4x	16.8x	15.9x	0.3x	-0.4x
Specialty Insurers						
Argo Group International Holdings, Ltd.	17.9x	6.3x	26.0x	7.7x	8.1x	1.4x
James River Group Holdings, Ltd.	13.1x	9.6x	14.7x	9.2x	1.5x	-0.4x
Kinsale Capital Group, Inc.	40.2x	32.7x	40.6x	31.7x	0.3x	-1.1x
Palomar Holdings, Inc.	28.7x	21.7x	20.6x	14.1x	-8.2x	-7.7x
ProAssurance Corporation	27.0x	17.0x	*NMF*	17.5x	*NA*	0.4x
RLI Corp.	31.1x	28.3x	28.1x	28.1x	-3.0x	-0.2x
W. R. Berkley Corporation	16.7x	14.9x	16.9x	15.1x	0.2x	0.3x
Low	13.1x	6.3x	14.7x	7.7x	1.5x	1.4x
High	40.2x	32.7x	40.6x	31.7x	0.3x	-1.1x
Median	27.0x	17.0x	23.3x	15.1x	-3.7x	-1.9x
Mean	25.0x	18.7x	24.5x	17.6x	-0.5x	-1.0x
All Selected Companies						
Low	13.1x	6.3x	14.7x	7.7x	1.5x	1.4x
High	40.2x	32.7x	40.6x	31.7x	0.3x	-1.1x
Median	18.7x	17.0x	19.2x	15.1x	0.5x	-1.9x
Mean	23.1x	18.1x	22.6x	17.2x	-0.5x	-0.9x
Twins [2]	7.1x	6.0x	7.0x	5.8x	-0.1x	-0.2x

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Based on fully diluted shares outstanding.
2. Based on public filings, analyst estimates, market data and other public information as of applicable date.
Adjusted Net Income refers to earnings, adjusted for realized and unrealized gains/losses as well as certain non-recurring items.
CY refers to Calendar Year.
E refers to Estimated.
NA refers to not available.
NMF refers to not meaningful figure.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL
Houlihan Lokey | 9

 Page 3  5  Executive Summary  Selected Updates Since Prior Discussion Materials  3. Financial Analyses  10  4. Appendices  20

 Flow Analysis  Selected Companies Analysis  MRQ (9/30/22)  Book Value (Excl. AOCI): $443.9 million Selected Multiple Range: 0.45x – 0.85x  MRQ (9/30/22)  Tangible Book Value (Excl. AOCI): $233.0 million Selected Multiple Range: 1.05x – 1.65x  CY 2022E  Adjusted Net Income: $22.9 million Selected Multiple Range: 11.0x – 16.0x  CY 2023E  Adjusted Net Income: $26.9 million Selected Multiple Range: 9.0x – 14.0x  Selected Transaction Analysis  MRQ (9/30/22)  Book Value (Excl. AOCI): $443.9 million Selected Multiple Range: 0.50x – 0.90x  MRQ (9/30/22)  Tangible Book Value (Excl. AOCI): $233.0 million Selected Multiple Range: 1.20x – 1.80x  Discounted Cash  Book Value (Excl. AOCI) [3] Terminal Multiple: 0.85x – 1.25x Discount Rate: 13.0% – 15.0%  Tangible Book Value (Excl. AOCI) [4] Terminal Multiple: 1.25x – 1.85x Discount Rate: 13.0% – 15.0%  $2  Financial Analyses Summary  Implied Per Share Value Reference Ranges  (dollars per share in actuals)  .00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00  Note: No particular weight has been attributed to any analysis.  Note: Based on (i) ~51.2 million basic shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.  Based on the Agreement.  Reflects 10-day volume-weighted average price per share of common stock as of 12/13/22.  Per Company management, at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in book value, and the same discount rate range and terminal multiple range used in the discounted cash flow analysis, the implied equity value per share reference range would be $5.22 - $8.04.  Per Company management, at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in tangible book value, and the same discount rate range and terminal multiple range used in the illustrative discounted cash flow analysis, the implied equity value per share reference range would be $5.24 - $8.12.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items; AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; VWAP refers to Volume-Weighted Average Price.  Source: Company management, Management Projections, Capital IQ, Bloomberg, and public filings.  lllustrative Only  lllustrative Only  lllustrative Only  $5.16  $4.97  $5.43  $4.31  $4.69  $4.89  $4.75  $3.88  $8.34  $7.98  $8.14  $7.75  $7.30  $7.11  $7.46  $7.32  Transaction Consideration¹:  $6.15  10-Day VWAP²: $2.87  12  CONFIDENTIAL

 Historical and Projected Financial Data  Selected Metrics  Note: Historical financial data is not pro forma for the Company's recent acquisitions, including its (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 million, (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 million, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 million, or (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 million. Financial data reflects Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million), but 2019-2020 financial data is not pro forma for the July 15, 2020 acquisition of the remaining 55% equity interest in Compstar (2019 data and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). 2019 and 1H 2020 figures are also not pro forma for the impact of the July 2020 IPO. Book value figures for 2019 exclude preferred stock.  1. Reflects a one-time unrealized loss of $4.5 million in 2022. 2. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from book value.3. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from tangible book value.  Adjusted ROAE refers to Adjusted Return on Average Equity (in the case of 2019 – 2020 based on Average Book Value and in the case of 2021 onwards based on Average Book Value less AOCI); Adjusted ROATE refers to Adjusted Return on Average Tangible Equity (in the case of 2019 – 2020 based on Average Tangible Book Value and in the case of 2021 onwards based on Average Tangible Book Value less AOCI); Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments.; AOCI refers to Accumulated Other Comprehensive Income; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; LAE refers to Loss Adjustment Expenses; LTM refers to Latest 12 Months; NA refers to not available.  Source: Company management and Management Projections.  (dollars in millions)   Calendar Year Ended December 31, LTM Ended Calendar Year Ending December 31, 2019 2020 2021 9/30/2022 2022E 2023E 2024E 2025E 2026E 2027E  CAGR   2021 to 2027E 2022 to 2027E   Gross Written Premiums  $411.4  $484.2  $634.2  $631.0  $640.4  $749.6  $934.6  $1,011.8  $1,084.6  $1,158.8  10.6%  12.6%  Growth %  15.2%  17.7%  31.0%  NA  1.0%  17.1%  24.7%  8.3%  7.2%  6.8%  Net Earned Premiums  86.5  108.5  198.7  259.2  269.2  275.3  285.6  299.9  318.5  343.3  9.5%  5.0%  Growth %  29.9%  25.4%  83.2%  NA  35.5%  2.2%  3.7%  5.0%  6.2%  7.8%  Retention  21.7%  25.1%  34.7%  41.0%  42.2%  38.7%  32.6%  30.1%  29.9%  30.3%  Net Investment Income [1]  6.2  11.7  8.7  7.3  8.2  19.0  21.5  24.4  27.6  30.8  Gain on Revaluation of Compstar  0.0  69.8  0.0  0.0  0.0  0.0  0.0  0.0  0.0  0.0  Net Realized Gains (Losses)  0.7  3.4  0.0  0.3  0.4  0.0  0.0  0.0  0.0  0.0  Other Revenue  9.1  12.1  10.2  8.7  8.7  9.2  9.9  10.4  11.0  11.5  Total Revenue  $102.5  $205.5  $217.7  $275.5  $286.5  $303.5  $316.9  $334.7  $357.1  $385.6  10.0%  6.1%  Growth %  30.6%  100.4%  6.0%  NA  31.6%  5.9%  4.4%  5.6%  6.7%  8.0%  Losses and LAE  (44.7)  (50.8)  (130.8)  (169.8)  (169.1)  (171.5)  (176.5)  (183.8)  (193.7)  (207.0)  G&A Expenses  (21.0)  (38.7)  (54.7)  (77.0)  (85.8)  (87.6)  (88.8)  (88.0)  (92.7)  (98.7)  Provision for Income Taxes  (7.1)  (6.2)  (5.4)  (7.1)  (7.3)  (5.9)  (7.1)  (9.5)  (11.0)  (12.9)  Equity Gains (Losses) in Affiliates  3.6  2.3  0.0  0.0  0.0  0.0  0.0  0.0  0.0  0.0  Net Income  $31.3  $88.5  $19.3  $26.6  $27.6  $21.0  $25.1  $33.6  $39.2  $45.8  15.5%  10.6%  Margin %  30.5%  43.1%  8.9%  9.7%  9.6%  6.9%  7.9%  10.0%  11.0%  11.9%  Total Adjustments, Net of Tax Impact  1.9  (55.8)  2.8  (5.3)  (4.7)  5.9  7.0  6.9  6.8  6.7  Adjusted Net Income  $33.2  $32.8  $22.1  $21.3  $22.9  $26.9  $32.1  $40.5  $46.0  $52.5  15.5%  18.1%  Margin %  32.4%  16.0%  10.2%  7.7%  8.0%  8.9%  10.1%  12.1%  12.9%  13.6%  Growth %  49.6%  -1.4%  -32.5%  NA  3.5%  17.4%  19.5%  26.0%  13.6%  14.2%  Book Value (excluding AOCI)  $136.8  $396.7  $417.5  $443.9  $445.2  $466.2  $491.3  $524.9  $564.0  $609.8  6.5%  6.5%  Growth %  35.3%  190.0%  5.3%  NA  6.6%  4.7%  5.4%  6.8%  7.5%  8.1%  Tangible Book Value (excluding AOCI)  $133.8  $180.7  $202.1  $233.0  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  13.4%  12.8%  Growth %  29.8%  35.1%  11.8%  NA  16.6%  11.5%  11.8%  13.5%  13.6%  13.7%  Book Value Per Share (excl. AOCI)  $8.62  Tangible Book Value Per Share (excl. AOCI)  $4.52  Additional Financial Information  Loss Ratio  51.6%  46.8%  65.8%  65.5%  62.8%  62.3%  61.8%  61.3%  60.8%  60.3%  Expense Ratio  24.2%  35.6%  27.5%  29.7%  31.9%  31.8%  31.1%  29.4%  29.1%  28.7%  Combined Ratio  75.8%  82.4%  93.3%  95.2%  94.7%  94.1%  92.9%  90.7%  89.9%  89.0%  Adjusted ROAE [2]  27.0%  11.9%  5.4%  5.0%  5.3%  5.9%  6.7%  8.0%  8.4%  8.9%  Adjusted ROATE [3]  27.7%  19.7%  11.6%  9.9%  10.5%  10.8%  11.5%  12.9%  12.9%  13.0%  Premiums Earned/Surplus (Statutory)  NA  0.6x  1.1x  NA  1.0x  1.0x  0.9x  0.9x  0.8x  0.8x  12  CONFIDENTIAL

Selected Companies Analysis

(dollars in millions, except per share values)

	Share Price [1]	Equity Market Value [1] [2]	Equity Market Value [1] [2] to: Adjusted Net Income CY 2022E	Adjusted Net Income CY 2023E	Book Value (Excl. AOCI) [3] MRQ	*Illustrative Only* Tangible Book Value (Excl. AOCI) [4] MRQ	Adjusted Return on Avg. Equity LTM	*Illustrative Only* Adjusted Return on Avg. Tangible Equity LTM
Workers' Comp Insurers								
AMERISAFE, Inc.	$50.39	$966.2	17.8x	19.4x	2.46x	2.46x	10.1%	10.1%
Employers Holdings, Inc.	42.57	1,170.0	15.9x	12.4x	1.09x	1.14x	7.0%	7.3%
Low			15.9x	12.4x	1.09x	1.14x	7.0%	7.3%
High			17.8x	19.4x	2.46x	2.46x	10.1%	10.1%
Median			16.8x	15.9x	1.77x	1.80x	8.5%	8.7%
Mean			16.8x	15.9x	1.77x	1.80x	8.5%	8.7%
Specialty Insurers								
Argo Group International Holdings, Ltd.	$26.14	$926.2	26.0x	7.7x	0.61x	0.67x	1.7%	1.9%
James River Group Holdings, Ltd.	22.20	847.5	14.7x	9.2x	1.21x	1.75x	*NMF*	*NMF*
Kinsale Capital Group, Inc.	279.87	6,514.7	40.6x	31.7x	8.50x	8.54x	23.0%	23.1%
Palomar Holdings, Inc.	51.54	1,331.0	20.6x	14.1x	3.24x	3.31x	16.1%	16.5%
ProAssurance Corporation	18.57	1,009.3	*NMF*	17.5x	0.73x	0.79x	3.9%	4.3%
RLI Corp.	128.97	5,938.7	28.1x	28.1x	3.62x	3.75x	15.4%	16.0%
W. R. Berkley Corporation	73.08	20,498.8	16.9x	15.1x	2.65x	2.71x	16.3%	16.7%
Low			14.7x	7.7x	0.61x	0.67x	1.7%	1.9%
High			40.6x	31.7x	8.50x	8.54x	23.0%	23.1%
Median			23.3x	15.1x	2.65x	2.71x	15.8%	16.3%
Mean			24.5x	17.6x	2.94x	3.07x	12.7%	13.1%
All Selected Companies								
Low			14.7x	7.7x	0.61x	0.67x	1.7%	1.9%
High			40.6x	31.7x	8.50x	8.54x	23.0%	23.1%
Median			19.2x	15.1x	2.46x	2.46x	12.7%	13.0%
Mean			22.6x	17.2x	2.68x	2.79x	11.7%	12.0%
Twins [6]	$3.15	$161.8	7.0x	5.8x	0.36x	0.69x	5.0% [7]	9.9% [7]
Twins (Transaction) [5] [6]	$6.15	$316.8	13.8x	11.4x	0.71x	1.36x	5.0% [7]	9.9% [7]

Note: No company used in this analysis for comparative purposes is identical to the Company. Note: Bloomberg consensus used for 2022 and 2023 estimates, except for Employers Holdings and Argo Group International, which use first three quarters 2022 actual results and Bloomberg consensus for fourth quarter 2022 due to first three quarters 2022 reporting.

1. Based on closing prices as of 12/13/22.

2. Based on fully diluted shares outstanding.

3. Calculated as shareholders' equity, less book value of preferred stock and accumulated other comprehensive income as per GAAP.

4. Calculated as shareholders' equity, less book value of preferred stock, accumulated other comprehensive income, and goodwill and other intangibles, as per GAAP.

5. Share price based on the Agreement.

6. Based on publicly available information as of 12/13/22, including market data, financial information, and consensus estimates. Most recent publicly available financial information for Twins is for the period ended 9/30/22.

7. Burdening LTM Adjusted Net Income with stock-based compensation, LTM Adjusted ROAE is 4.7% and LTM Adjusted ROATE is 9.3%.

Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); Adjusted ROATE refers to Adjusted Return on Average Tangible Equity and is calculated as adjusted net income divided by average tangible book value of equity (excluding AOCI); Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items (and for certain selected companies, stock-based compensation); AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; NMF refers to Not Meaningful Figure.

Source: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL

Houlihan Lokey | 13

 Note: AMSF refers to AMERISAFE, Inc., EIG refers to Employers Holdings, Inc., ARGO refers to Argo Group International Holdings, Ltd., JRVR refers to James River Group Holdings, Ltd., KNSL refers to Kinsale Capital Group, Inc., PLMR refers to Palomar Holdings, Inc., PRA refers to ProAssurance Corporation, RLI refers to RLI Corp. and WRB refers to W. R. Berkley Corporation.  1. Calculated as shareholders’ equity less book value of preferred stock and accumulated other comprehensive income as per GAAP.  AOCI refers to Accumulated Other Comprehensive Income; Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public.  Illustrative ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI) Observations for Selected Companies  LTM Adjusted ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI)1 Multiple  CY 2022E Adjusted ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI)1 Multiple  AMSF  EIG  KNSL  ARGO PRA  RLI  PLMR  WRB  0.00x  1.00x  2.00x  3.00x  4.00x  5.00x  6.00x  7.00x  8.00x  9.00x  0.0%  5.0%  10.0% 15.0%  LTM Adjusted ROAE  20.0%  25.0%  Equity Market Value / MRQ Book Value (excl. AOCI)¹  AMSF  Sources: Bloomberg, Capital IQ and public filings.  CONFIDENTIAL  14  EIG  JRVR  KNSL  PLMR  PRA ARGO  RLI  WRB  0.00x  1.00x  2.00x  3.00x  4.00x  5.00x  6.00x  7.00x  8.00x  9.00x  0.0%  5.0%  10.0% 15.0%  CY 2022E Adjusted ROAE  20.0%  25.0%  Equity Market Value / MRQ Book Value (excl. AOCI)¹

 Benchmarking Data  Note: No company used in this analysis for comparative purposes is identical to the Company.  Based on financial information for Twins for the period ended 9/30/22 per Company management.  Ratings represent the latest available (as of 12/13/2022) AM Best Financial Strength Rating for each company's largest insurance subsidiary as measured by 9/30/2022 LTM Direct Premiums Written.  Represents calendar year 2021 figure, given Kinsale Capital Group, Inc. only files annual statutory statements.  Calculated excluding AOCI.  Burdening Adjusted Net Income with stock-based compensation, Twins LTM Adj. ROATE is 9.3%, LTM Adj. ROAE is 4.7%, CY 2022E Adj. ROAE is 5.0%, and CY 2023E Adj. ROAE is 5.5%. Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items.  Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI).  Adjusted ROATE refers to Adjusted Return on Average Tangible Equity and is calculated as adjusted net income divided by average tangible book value of equity (excluding AOCI). AOCI refers to Accumulated Other Comprehensive Income.  CY refers to Calendar Year.  E refers to Estimated.  LTM refers to the most recently completed 12-month period for which financial information has been made public. MRQ refers to the most recently completed fiscal quarter for which financial information has been made public.  Size & Financial Strength  Profitability (Adjusted ROAE and Adjusted ROATE)  Leverage  (LTM Net Premiums Written / Average Capital and Surplus)  Workers' Comp Insurers  Employers Holdings, Inc. 0.7x  AMERISAFE, Inc. 1.0x  Twins - FY 2022E 1.0x  Specialty Insurers  ProAssurance Corporation 0.7x  RLI Corp. 1.0x  Twins - FY 2022E 1.0x  Argo Group International Holdings, Ltd. 1.1x  Kinsale Capital Group, Inc. [3] 1.2x  Palomar Holdings, Inc. 1.2x  W. R. Berkley Corporation 1.3x  James River Group Holdings, Ltd. 2.1x  Financial Strength  (AM Best Financial Strength Rating) [2]  Workers' Comp Insurers  AMERISAFE, Inc. A  Twins A  Employers Holdings, Inc. A-  Specialty Insurers  RLI Corp. A+  W. R. Berkley Corporation A+  Kinsale Capital Group, Inc. A  Twins A  Argo Group International Holdings, Ltd. A-  James River Group Holdings, Ltd. A-  Palomar Holdings, Inc. A-  ProAssurance Corporation A-  Size  (MRQ Book Value of Equity (Excl. AOCI), millions)  Workers' Comp Insurers  Employers Holdings, Inc. $1,077.9  Twins [1] $443.9  AMERISAFE, Inc. $393.0  Specialty Insurers  W. R. Berkley Corporation $7,731.9  RLI Corp. $1,638.6  Argo Group International Holdings, Ltd. $1,513.8  ProAssurance Corporation $1,390.2  Kinsale Capital Group, Inc. $766.8  James River Group Holdings, Ltd. $702.1  Twins [1] $443.9  Palomar Holdings, Inc. $410.5  Size  (MRQ Tangible Book Value of Equity (Excl. AOCI), millions)  Workers' Comp Insurers  Employers Holdings, Inc.  $1,028.1  AMERISAFE, Inc.  $393.0  Twins [1]  $233.0  Specialty Insurers  W. R. Berkley Corporation  $7,562.2  RLI Corp.  $1,585.0  Argo Group International Holdings, Ltd.  $1,377.7  ProAssurance Corporation  $1,272.2  Kinsale Capital Group, Inc.  $763.3  James River Group Holdings, Ltd.  $484.5  Palomar Holdings, Inc.  $401.9  Twins [1]  $233.0  Profitability  (LTM Adjusted ROATE) [4] [5]  Workers' Comp Insurers  AMERISAFE, Inc. 10.1%  Twins [1] 9.9%  Employers Holdings, Inc. 7.3%  Specialty Insurers  Kinsale Capital Group, Inc. 23.1%  W. R. Berkley Corporation 16.7%  Palomar Holdings, Inc. 16.5%  RLI Corp. 16.0%  Twins [1] 9.9%  ProAssurance Corporation 4.3%  Argo Group International Holdings, Ltd. 1.9%  James River Group Holdings, Ltd. NMF  Profitability  (LTM Adjusted ROAE) [4] [5]  Workers' Comp Insurers  AMERISAFE, Inc. 10.1%  Employers Holdings, Inc. 7.0%  Twins [1] 5.0%  Specialty Insurers  Kinsale Capital Group, Inc. 23.0%  W. R. Berkley Corporation 16.3%  Palomar Holdings, Inc. 16.1%  RLI Corp. 15.4%  Twins [1] 5.0%  ProAssurance Corporation 3.9%  Argo Group International Holdings, Ltd. 1.7%  James River Group Holdings, Ltd. NMF  Profitability  (CY 2022E Adjusted ROAE) [5]  Workers' Comp Insurers  AMERISAFE, Inc. 16.0%  Employers Holdings, Inc. 6.4%  Twins 5.3%  Specialty Insurers  Kinsale Capital Group, Inc. 23.2%  W. R. Berkley Corporation 18.9%  RLI Corp. 17.0%  Palomar Holdings, Inc. 13.9%  James River Group Holdings, Ltd. 10.7%  Twins 5.3%  Argo Group International Holdings, Ltd. 3.2%  ProAssurance Corporation 2.3%  Profitability  (CY 2023E Adjusted ROAE) [5]  Workers' Comp Insurers  AMERISAFE, Inc. 17.4%  Employers Holdings, Inc. 7.6%  Twins 5.9%  Specialty Insurers  Kinsale Capital Group, Inc. 25.9%  Palomar Holdings, Inc. 20.8%  W. R. Berkley Corporation 19.9%  RLI Corp. 14.5%  James River Group Holdings, Ltd. 14.1%  Argo Group International Holdings, Ltd. 10.3%  Twins 5.9%  ProAssurance Corporation 5.5%  NMF refers to not meaningful figure.  Source: Bloomberg, Capital IQ, Company management, Management Projections and public filings.  CONFIDENTIAL  15

 Benchmarking Data (cont.)  Note: No company used in this analysis for comparative purposes is identical to the Company.  1. In 1999, company entered into a LPT Agreement with third party reinsurers. The figures above do not reflect the impact of that agreement. If those are reflected, 2019-2021 average and LTM loss ratios would be 52.2% and 56.9%, respectively and the 2019-2021 average and LTM combined ratios would be 93.2% and 95.5%, respectively.  2. Based on financial information for Twins for the period ended 9/30/22 per Company management.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items. CY refers to Calendar Year.  E refers to Estimated.  NA refers to not available.  NMF refers to not meaningful figure.  Profitability (Loss & Combined Ratios)  Growth (Adjusted Net Income)  Projected Growth  (CY 2022E to CY 2023E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. 27.6%  Twins 17.4%  AMERISAFE, Inc. (8.2%)  Specialty Insurers  James River Group Holdings, Ltd. 60.5%  Palomar Holdings, Inc. 46.3%  Kinsale Capital Group, Inc. 28.0%  Twins 17.4%  W. R. Berkley Corporation 11.7%  RLI Corp. (0.0%)  Argo Group International Holdings, Ltd. NMF  ProAssurance Corporation NMF  Projected Growth  (CY 2021 to CY 2022E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. 8.7%  Twins 3.5%  AMERISAFE, Inc. (1.0%)  Specialty Insurers  W. R. Berkley Corporation 27.4%  Kinsale Capital Group, Inc. 21.3%  Palomar Holdings, Inc. 21.0%  RLI Corp. 19.4%  Twins 3.5%  Argo Group International Holdings, Ltd. (14.2%)  ProAssurance Corporation (87.5%)  James River Group Holdings, Ltd. NMF  Projected Growth  (CY 2021 to CY 2023E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. 17.8%  Twins 10.2%  AMERISAFE, Inc. (4.6%)  Specialty Insurers  Argo Group International Holdings, Ltd. 70.4%  Palomar Holdings, Inc. 33.1%  Kinsale Capital Group, Inc. 24.6%  W. R. Berkley Corporation 19.3%  Twins 10.2%  RLI Corp. 9.2%  ProAssurance Corporation (12.7%) James River Group Holdings, Ltd. NA  Projected Growth  (CY 2020 to CY 2022E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. (11.2%)  Twins (16.4%)  AMERISAFE, Inc. (18.9%)  Specialty Insurers  Palomar Holdings, Inc. 170.0%  W. R. Berkley Corporation 66.3%  James River Group Holdings, Ltd. 64.9%  Kinsale Capital Group, Inc. 49.0%  RLI Corp. 34.1%  Twins (16.4%)  Argo Group International Holdings, Ltd. NA  ProAssurance Corporation NA  Combined Ratio  (CY 2019 to CY 2021 Average)  Workers' Comp Insurers  AMERISAFE, Inc. 79.6%  Twins 83.9%  Employers Holdings, Inc. [1] 95.1%  Specialty Insurers  Kinsale Capital Group, Inc. 82.9%  Twins 83.9%  RLI Corp. 90.2%  Palomar Holdings, Inc. 93.4%  W. R. Berkley Corporation 96.7%  Argo Group International Holdings, Ltd. 106.7%  ProAssurance Corporation 112.4%  James River Group Holdings, Ltd. 114.6%  Net Loss Ratio  (CY 2019 to CY 2021 Average)  Workers' Comp Insurers  Employers Holdings, Inc. [1] 54.1%  AMERISAFE, Inc. 54.3%  Twins 54.8%  Specialty Insurers  Palomar Holdings, Inc. 21.6%  RLI Corp. 49.0%  Twins 54.8%  Kinsale Capital Group, Inc. 59.8%  W. R. Berkley Corporation 62.6%  Argo Group International Holdings, Ltd. 69.1%  ProAssurance Corporation 83.3%  James River Group Holdings, Ltd. 91.5%  Net Loss Ratio  (LTM)  Workers' Comp Insurers  Employers Holdings, Inc. [1] 58.7%  AMERISAFE, Inc. 64.0%  Twins [2] 65.5%  Specialty Insurers  Palomar Holdings, Inc. 23.3%  RLI Corp. 44.5%  Kinsale Capital Group, Inc. 58.1%  W. R. Berkley Corporation 61.3%  Twins [2] 65.5%  Argo Group International Holdings, Ltd. 68.3%  ProAssurance Corporation 74.9%  James River Group Holdings, Ltd. 86.1%  Combined Ratio  (LTM)  Workers' Comp Insurers  AMERISAFE, Inc. 91.2%  Twins [2] 95.2%  Employers Holdings, Inc. [1] 97.3%  Specialty Insurers  Kinsale Capital Group, Inc. 78.7%  Palomar Holdings, Inc. 81.8%  RLI Corp. 84.2%  W. R. Berkley Corporation 91.9%  Twins [2] 95.2%  ProAssurance Corporation 103.4%  Argo Group International Holdings, Ltd. 103.9%  James River Group Holdings, Ltd. 108.6%  LTM refers to the most recently completed 12-month period for which financial information has been made public. Source: Bloomberg, Capital IQ, Company management, Management Projections and public filings.  CONFIDENTIAL  16

Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value [1] / Book Value (Excl. AOCI) [2]	Transaction Value [1] / *Illustrative Only* Tangible Book Value (Excl. AOCI) [3]	Implied Adjusted ROE [4]	*Illustrative Only* Implied Adjusted ROTE [5]
2/16/2021	6/1/2021	Protective Insurance Corporation	The Progressive Corporation	$337.6	0.99x	0.99x	5.9%	5.9%
1/15/2021	8/4/2021	ProSight Global, Inc. (nka:Coaction Global, Inc.)	TowerBrook Capital Partners L.P.; Further Global Capital Management,	$585.9	1.10x	1.13x	7.5%	7.8%
11/16/2018	9/19/2019	EMC Insurance Group Inc	Employers Mutual Casualty Company	$786.1	1.33x	1.34x	4.8%	4.8%
8/28/2018	2/15/2019	Aspen Insurance Holdings Limited	Apollo Global Management, LLC	$2,600.1	0.88x	0.88x	*NMF*	*NMF*
8/22/2018	5/23/2019	The Navigators Group, Inc	The Hartford Financial Services Group, Inc	$2,083.6	1.64x	1.68x	4.4%	4.5%
1/9/2018	11/9/2018	AmTrust Financial Services, Inc.	Stone Point Capital LLC ; Trident VII, L.P.	$2,904.8	0.76x	1.00x	5.7%	7.5%
12/18/2016	7/5/2017	Allied World Assurance Company Holdings, Ltd	Fairfax Financial Holdings Limited	$4,696.2	1.29x	1.49x	6.3%	7.2%
7/26/2017	11/17/2017	State National Companies, Inc.	Markel Corporation	$922.6	2.90x	3.04x	NA	NA
5/2/2017	9/28/2017	Intact Insurance Group USA Holdings Inc.	Intact Financial Corporation	$1,714.8	1.65x	1.65x	6.7%	6.7%
12/5/2016	5/1/2017	Ironshore Inc.	Liberty Mutual Group, Inc.	$2,935.0	1.42x	1.48x	7.5%	7.8%
10/5/2016	3/28/2017	Endurance Specialty Holdings Ltd	Sompo Holdings, Inc.	$6,318.1	1.28x	1.42x	7.2%	8.0%
3/7/2016	11/10/2016	National Interstate Corporation	Great American Insurance Company, Inc.	$639.1	1.77x	1.81x	6.4%	6.5%
6/10/2015	10/28/2015	HCC Insurance Holdings Inc.	Tokio Marine & Nichido Fire Insurance Co., Ltd.	$7,501.8	1.99x	2.67x	NA	NA
12/30/2014	7/7/2015	Meadowbrook Insurance Group, Inc. (nka:AmeriTrust Group, Inc.)	Fosun International Limited	$433.3	1.04x	1.12x	*NMF*	*NMF*
12/17/2014	5/1/2015	Catlin Group Ltd.	XL Group plc	$3,907.4	0.70x	0.88x	9.8%	12.3%
1/9/2014	4/1/2014	Summit Holding Southeast Inc	Great American Holding, Inc.	$250.0	1.08x	1.32x	20.3%	24.9%
1/6/2014	9/15/2014	Tower Group International, Ltd	American Capital Partners Re, Ltd.	$143.6	2.17x	*NMF*	*NMF*	*NMF*
9/24/2013	1/2/2014	Eastern Insurance Holdings, Inc.	ProAssurance Corporation	$205.1	1.47x	1.65x	9.1%	10.1%
Low				$143.6	0.70x	0.88x	4.4%	4.5%
High				$7,501.8	2.90x	3.04x	20.3%	24.9%
Median				$1,318.7	1.31x	1.42x	6.7%	7.5%
Mean				$2,164.7	1.42x	1.50x	7.8%	8.8%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the proposed Transaction.
1. Transaction Value refers to the implied equity value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for MRQ prior to the announcement of the transaction. Computed as shareholders' equity, less accumulated other comprehensive income on GAAP basis.
3. Based on reported metric for MRQ prior to the announcement of the transaction. Computed as shareholders' equity, less accumulated other comprehensive income and goodwill & intangibles on GAAP basis.
4. Computed as LTM Adjusted Net Income divided by MRQ shareholders' equity less AOCI.
5. Computed as LTM Adjusted Net Income divided by MRQ shareholders' equity less AOCI and goodwill & intangibles.
Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items; Adjusted ROE refers to Adjusted Return on Equity; Adjusted ROTE refers to Adjusted Return on Tangible Equity; AOCI refers to Accumulated Other Comprehensive Income; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; NA refers to not available; NMF refers to not meaningful figure.
Source: Capital IQ, public filings and press releases.

CONFIDENTIAL

Houlihan Lokey | 17

 Discounted Cash Flow Analysis  Book Value Terminal Multiple  (dollars in millions)  Previous Year-End Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  Net Income  21.0  25.1  33.6  39.2  45.8  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Ending Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  $609.8  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Present Value  of Cash Flows  (2022 - 2027)  Projected Calendar Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E  PV of Terminal Value  as a Multiple of  2027 Book Value (Excl. AOCI)  Implied Equity Value  Discount Rate  13.00%  13.50%  14.00%  14.50%  15.00%  0.85x  $279.7  $273.5  $267.5  $261.6  $255.9  1.05x  $345.5  $337.8  $330.4  $323.2  $316.2  1.25x  $411.3  $402.2  $393.4  $384.8  $376.4  0.85x  $279.7  $273.5  $267.5  $261.6  $255.9  1.05x  $345.5  $337.8  $330.4  $323.2  $316.2  1.25x  $411.3  $402.2  $393.4  $384.8  $376.4  Discount Rate  13.00%  13.50%  14.00%  14.50%  15.00%  0.85x  $5.43  $5.31  $5.19  $5.08  $4.97  1.05x  $6.71  $6.56  $6.41  $6.27  $6.14  1.25x  $7.98  $7.81  $7.63  $7.47  $7.31  $0.0  $0.0  $0.0  $0.0  $0.0  +  =  Implied Equity Value Per Share [1]  Note: Present values as of 12/13/22; mid-year convention applied.  Note: Present value of cash flows (2022-2027) is $0 as Management Projections do not contemplate any distributions over the projection period.  Per Company management at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in book value, and the same discount rates and terminal multiple range as shown above, the implied equity value per share reference range would be $5.22-$8.04.  1. Based on (i) ~51.2 million shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.  AOCI refers to Accumulated Other Comprehensive Income. E refers to Estimated.  PV refers to Present Value.  Source: Company management and Management Projections.  CONFIDENTIAL  18

 Illustrative Only Discounted Cash Flow Analysis  Tangible Book Value Terminal Multiple  (dollars in millions)  Previous Year-End Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  Net Income  21.0  25.1  33.6  39.2  45.8  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Ending Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  $609.8  Goodwill & Intangible Assets  (209.5)  (203.5)  (197.5)  (191.5)  (185.5)  (179.5)  Ending Tangible Book Value (Excl. AOCI)  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Present Value  of Cash Flows  (2022 - 2027)  Projected Calendar Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E  PV of Terminal Value  as a Multiple of 2027 Tangible Book Value (Excl. AOCI)  Implied Equity Value  Discount Rate  13.00%  13.50%  14.00%  14.50%  15.00%  1.25x  $290.2  $283.8  $277.6  $271.5  $265.6  1.55x  $359.9  $351.9  $344.2  $336.7  $329.4  1.85x  $429.5  $420.1  $410.8  $401.9  $393.1  1.25x  $290.2  $283.8  $277.6  $271.5  $265.6  1.55x  $359.9  $351.9  $344.2  $336.7  $329.4  1.85x  $429.5  $420.1  $410.8  $401.9  $393.1  Discount Rate  13.00%  13.50%  14.00%  14.50%  15.00%  1.25x  $5.63  $5.51  $5.39  $5.27  $5.16  1.55x  $6.99  $6.83  $6.68  $6.54  $6.39  1.85x  $8.34  $8.15  $7.97  $7.80  $7.63  $0.0  $0.0  $0.0  $0.0  $0.0  +  =  Implied Equity Value Per Share [1]  Note: Present values as of 12/13/22; mid-year convention applied.  Note: Present value of cash flows (2022-2027) is $0 as Management Projections do not contemplate any distributions over the projection period.  Per Company management at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in tangible book value, and the same discount rates and terminal multiple range as shown above, the implied equity value per share reference range would be $5.24-$8.12.  1. Based on (i) ~51.2 million shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.  AOCI refers to Accumulated Other Comprehensive Income. E refers to Estimated.  PV refers to Present Value.  Source: Company management and Management Projections.  CONFIDENTIAL  19

 Page 3  5  10  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  4. Appendices  20  Selected Cost of Equity Considerations Supplemental Financial Information  Illustrative Selected Company Multiple Trendlines Supplemental Public Company & Market Observations  21  23  30  33

 Page 3  5  10  20  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  Selected Cost of Equity Considerations  21  Supplemental Financial Information  Illustrative Selected Company Multiple Trendlines Supplemental Public Company & Market Observations  23  30  33

Cost of Equity Calculation

Workers' Comp Insurers	Levered Beta [1]	Equity Risk Premium [2]	Size Premium [3]	Cost of Equity [4]
AMERISAFE, Inc.	0.64	6.00%	1.21%	8.8%
Employers Holdings, Inc.	0.56	6.00%	1.21%	8.3%
Median	0.60			8.6%
Mean	0.60			8.6%
Specialty Insurers				
Argo Group International Holdings, Ltd.	0.83	6.00%	1.21%	9.9%
James River Group Holdings, Ltd.	0.93	6.00%	1.21%	10.6%
Kinsale Capital Group, Inc.	0.99	6.00%	0.54%	10.2%
Palomar Holdings, Inc.	0.99	6.00%	1.34%	11.0%
ProAssurance Corporation	0.50	6.00%	1.21%	8.0%
RLI Corp.	0.74	6.00%	0.54%	8.7%
W. R. Berkley Corporation	0.86	6.00%	0.43%	9.3%
Median	0.86			9.9%
Mean	0.84			9.7%
All Selected Companies				
Median	0.83			9.3%
Mean	0.78			9.4%
Twins [5]	1.17	6.00%	4.80%	15.5%
Selected Cost of Equity Range			**13.0%** --	**15.0%**

Market Assumptions	
Risk-Free Rate of Return [6]	3.74%
Equity Risk Premium [2]	6.00%
Size Premium [3]	4.80%

Computed Cost of Equity Selected Companies' Levered Beta	
Selected Companies Levered Beta [7]	0.83
Cost of Equity [4]	13.5%

Computed Cost of Equity Twins' Observed Levered Beta	
Twins' Observed Levered Beta	1.17
Cost of Equity [4]	15.5%

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Based on actual levered beta per Bloomberg 5-year weekly as of 12/13/22.
2. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.
3. Duff & Phelps Cost of Capital Navigator ("Navigator").
*4. Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 12/13/22, based on 20-year U.S. Treasury Bond Yield.*
5. Based on publicly available information, analyst estimates and market data as of 12/13/2022.
6. Risk-Free Rate of Return 12/13/2022, based on 20-year U.S. Treasury Bond Yield.
7. Based on review of selected companies' levered betas.
Source: Bloomberg and Capital IQ.

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Houlihan Lokey | 22

 Page 3  5  10  20  21  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  Selected Cost of Equity Considerations  Supplemental Financial Information  23  Illustrative Selected Company Multiple Trendlines Supplemental Public Company & Market Observations  30  33

Selected Management Projections Highlights

Premiums

Gross Written Premiums

(dollars in millions)

1. *Projected GWP CAGR of ~10%+ is expected to be driven in part through the introduction of two new programs (A&H and Excess Surplus), which will be fully reinsured. Estimated US employment CAGR is projected to approximate 0.5% over the same period.*[1]

Period	*CAGR*
2015 – 2021	*27.9%*
2021 – 2027E	*10.6%*
2022E – 2027E	*12.6%*



$144.9
$236.3
$322.1
$357.0
$411.4
$484.2
$634.2
$640.4
$749.6
$934.6
$1,011.8
$1,084.6
$1,158.8
CY 2015
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

Net Earned Premiums

(dollars in millions)

2. *Projected NEP CAGR of ~5% over 2022-27 period following ~200% growth since 2019 reflects balanced focus on stable growth and preservation of strong balance sheet position and AM Best rating.*

Period	*CAGR*
2016 – 2021	*35.7%*
2021 – 2027E	*9.5%*
2022E – 2027E	*5.0%*



Net Earned Premiums
Premiums Earned/Surplus (Statutory)
0.6x
1.1x
1.0x
1.0x
0.9x
0.9x
0.8x
0.8x
$43.1
$62.0
$66.6
$86.5
$108.5
$198.7
$269.2
$275.3
$285.6
$299.9
$318.5
$343.3
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

	CY 2016	CY 2017	CY 2018	CY 2019	CY 2020	CY 2021	CY 2022E	CY 2023E	CY 2024E	CY 2025E	CY 2026E	CY 2027E
Retention:	19.6%	20.3%	19.6%	21.7%	25.1%	34.7%	42.2%	38.7%	32.6%	30.1%	29.9%	30.3%

Note: Historical financial data is not pro forma for recent acquisitions, including the Company's (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 mm (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 mm, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 mm, (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 mm, (v) April 2, 2018 acquisition of Westcap Insurance Services, LLC for ~$2.5 mm, (vi) December 12, 2018 acquisition of CTS Underwriters for $0.05 mm or (viii) March 31, 2019 acquisition of a ~25% interest in American Liberty Insurance Company for ~$1.2 mm (or January 2017 purchase of a 75% interest). Historical financial data also not pro forma for the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million)

1. U.S. Bureau of Labor Statistics. CAGR refers to Compounded Annual Growth Rate; E refers to Expected; CY refers to Calendar Year.

Source: Company management, except where otherwise noted and Management Projections.

CONFIDENTIAL

Houlihan Lokey | 24

 (dollars in millions)  $17.8  $12.6  $22.2  $33.2  $32.8  $22.1  $22.9  $26.9  $32.1  $40.5  $46.0  $52.5  CY 2016 CY 2017 CY 2018 CY 2019 CY 2020 CY 2021 CY 2022E CY 2023E CY 2024E CY 2025E CY 2026E CY 2027E  Note: Historical financial data is not pro forma for recent acquisitions (refer to prior page for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method).  CAGR refers to Compounded Annual Growth Rate. CY refers to Calendar Year. E refers to Expected. Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization,  49.8%  49.2%  53.7%  51.6%  46.8%  65.8%  62.8%  62.3%  61.8%  61.3%  60.8%  60.3%  40.0%  30.4%  23.6%  24.2%  35.6%  27.5%  31.1%  29.4%  29.1%  28.7%  89.8%  79.7%  77.3%  75.8%  82.4%  93.3%  92.9%  90.7%  89.9%  89.0%  CY 2016  CY 2017  CY 2018  CY 2019  CY 2020  CY 2021  CY 2022E  CY 2023E  CY 2024E  CY 2025E  CY 2026E  CY 2027E  Selected Management Projections Highlights  Combined Ratio and Adjusted Net Income  Combined Ratio  Adjusted Net Income  Projected 2022-2027 Adj. Net Income CAGR of ~18% driven by (i) underwriting income CAGR (~21%), (ii) investment income CAGR (~19%) as yields are assumed to peak in 2023 and (iii) other revenue CAGR (~6%).  4  Period  CAGR  2021 – 2027E  15.5%  2022E – 2027E  18.1%  3  Projected Loss Ratio  94.7% 94.1%  31.9% 31.8%  Projected Expense Ratio  Combined ratios are projected to revert gradually to below 90% as loss ratios approach a normalized level following unusual frequency and severity of claims in 2021 and a build-up of reserves in subsequent years, as well as declining expense ratios due to increased operating leverage.  Historical Loss Ratio Historical Expense Ratio  stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments. Source: Company management and Management Projections.  CONFIDENTIAL  25

Selected Management Projections Highlights

Book Value and Adjusted ROAE

Book Value, excluding AOCI

(dollars in millions)

5 *Book value increased in 2020 due to (i) shares issued in initial public offering, (ii) acquisition of 55% of Compstar and (iii) revaluation of 45% stake in Compstar.*

Period	CAGR
2021 – 2027E	6.5%
2022E – 2027E	6.5%



$71.9
$88.2
$106.1
$136.8
$396.7
$417.5
$445.2
$466.2
$491.3
$524.9
$564.0
$609.8
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

12/13/19 Book Value (Excl. AOCI)	$136.8
Shares Issued in Compstar Acquisition	99.2
Gain on Revaluation of Compstar Stake[1]	69.8
Shares Issued in IPO, Net of Discounts	93.1
Pre-IPO Distribution	(18.2)
Net Income (Ex-Compstar Gain)[2]	18.7
Other	(2.9)
12/13/20 Book Value (Excl. AOCI)	$396.7

Adjusted ROAE[3]

6 *ROAE, which has fallen in 2021-2022 amid declines in Adj. Net Income following Compstar acquisition and IPO, is projected to increase over the projection period.*



18.8%
22.1%
23.0%
27.0%
11.9%
5.4%
5.3%
5.9%
6.7%
8.0%
8.4%
8.9%
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

Note: Historical financial data is not pro forma for recent acquisitions (refer to prior pages for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). Historical financial figures are also not pro forma for the impact of the July 2020 IPO. 2019 and prior years book values do not reflect impact of AOCI related restatement.

1. Presented on a pre-tax basis.

2. Based on net income less gain on revaluation of 45% ownership interest in Compstar, in each case as stated in Company public filings.

3. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from book value. Book value figures for 2019 and prior years exclude preferred stock.

Adjusted ROAE refers to Adjusted Return on Average Equity (in the case of 2016 – 2020 based on Average Book Value and in the case of 2021 onwards based on Average Book Value less AOCI); AOCI refers to Accumulated Other Comprehensive Income; CAGR refers to Compounded Annual Growth Rate; CY refers to Calendar Year. E refers to Expected. Source: Company management and Management Projections.

CONFIDENTIAL
Houlihan Lokey | 26

 $71.9  $87.4  $103.1  $133.8  $180.7  $202.1  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  CY 2016  CY 2017  CY 2018  CY 2019  CY 2020  CY 2021  CY 2022E  CY 2023E  CY 2024E  CY 2025E  CY 2026E  CY 2027E  18.8%  22.2%  23.4%  27.7%  19.7%  11.6%  10.5%  10.8%  11.5%  12.9%  12.9%  13.0%  CY 2016 CY 2017 CY 2018 CY 2019 CY 2020 CY 2021 CY 2022E CY 2023E CY 2024E CY 2025E CY 2026E CY 2027E  Note: Historical financial data is not pro forma for recent acquisitions (refer to prior pages for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). Historical financial figures are also not pro forma for the impact of the July 2020 IPO. 2019 and prior years book values do not reflect impact of AOCI related restatement.  1. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from tangible book value. Tangible book value figures for 2019 and prior years exclude preferred stock. Adjusted ROATE refers to Adjusted Return on Average Tangible Equity (in the case of 2016 – 2020 based on Average Tangible Book Value and in the case of 2021 onwards based on Average Tangible Book Value less  Selected Management Projections Highlights  Tangible Book Value and Adjusted ROATE  Tangible Book Value, excluding AOCI  Adjusted ROATE1  (dollars in millions)  Period CAGR  2021 – 2027E 13.4%  2022E – 2027E 12.8%  Tangible book value increased in 2020 following the initial public  offering. Projected CAGR of ~13%  generally tracks Net Income growth.  7  AOCI); AOCI refers to Accumulated Other Comprehensive Income. CAGR refers to Compounded Annual Growth Rate. CY refers to Calendar Year. E refers to Expected. Source: Company management and Management Projections.  CONFIDENTIAL  27

Projected Adjusted Net Income Detail

Selected Net Income Adjustments and ROAE

(dollars in millions)

- Company management's financial projections for Adjusted Net Income are consistent with public reporting of historical performance and include add-backs for expenses relating to (i) share based compensation and (ii) amortization of intangible assets.
- As most selected companies reviewed do not make add-back adjustments for these expenses, the below illustrates three alternative derivations of Adjusted Net Income (which may be relevant to financial analyses), as well as corresponding ROAE calculations, for the Company over the projection period:

	Calendar Year Ending December 31,					
	2022E	2023E	2024E	2025E	2026E	2027E
Implied Adjusted ROAE Based On:						
Adjusted Net Income: As-Presented by Company Management	5.3%	5.9%	6.7%	8.0%	8.4%	8.9%
Adjusted Net Income: No Add-Back for Share Based Compensation	5.0%	5.5%	6.4%	7.6%	8.1%	8.7%
Adjusted Net Income: No Add-Back for Share Based Compensation and Intangible Asset Amortization	3.9%	4.5%	5.4%	6.7%	7.3%	7.9%

	2022E	2023E	2024E	2025E	2026E	2027E
Adjusted Net Income: As-Presented by Company Management	**$22.9**	**$26.9**	**$32.1**	**$40.5**	**$46.0**	**$52.5**
Share Based Compensation	1.5	2.1	2.1	2.1	2.1	2.1
Tax Effected Share Based Compensation [1]	1.2	1.7	1.7	1.7	1.7	1.7
Adjusted Net Income: No Add-Back for Share Based Compensation	**$21.7**	**$25.2**	**$30.5**	**$38.8**	**$44.3**	**$50.8**
Intangible Asset Amortization	6.0	6.0	6.0	6.0	6.0	6.0
Tax Effected Intangible Asset Amortization [1]	4.7	4.7	4.7	4.7	4.7	4.7
Adjusted Net Income: No Add-Back for Share Based Compensation and Intangible Asset Amortization	**$17.0**	**$20.5**	**$25.8**	**$34.2**	**$39.7**	**$46.2**

Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to the next page for additional details on adjustments; Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); E refers to Estimated.
1. Tax-effected at projected tax rate of 21.0% in 2021 and 22.0% in 2022 through 2027 per Company management.
Source: Company management and Management Projections.

CONFIDENTIAL
Houlihan Lokey | 28

 Historical and Projected Financial Data  Net Income Adjustments  Note: Historical financial data is not pro forma for the Company's recent acquisitions, including its (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 million, (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 million, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 million, or (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 million. Financial data reflects Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million), but 2019-2020 financial data is not pro forma for the July 15, 2020 acquisition of the remaining 55% equity interest in Compstar (2019 data and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). 2019 and 1H 2020 figures are also not pro forma for the impact of the July 2020 IPO.  In 2020, negative adjustment due primarily to gain on revaluation of 45% ownership interest in Compstar, following acquisition of the remaining 55% interest.  In 2020, gain on revaluation of ownership interest in Compstar had no tax impact.  Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to the table above for additional  (dollars in millions)  Calendar Year Ended December 31,  LTM Ended  Calendar Year Ending December 31,  CAGR  2019  2020  2021  9/30/2022  2022E  2023E  2024E  2025E  2026E  2027E  2021 to 2027E  2022 to 2027E  Income Statement Adjustments  Net Income  $31.3  $88.5  $19.3  $26.6  $27.6  $21.0  $25.1  $33.6  $39.2  $45.8  15.5%  10.6%  Intangible Asset Amortization  0.0  2.6  5.8  6.0  6.0  6.0  6.0  6.0  6.0  6.0  Non-Cash Share-Based Compensation  0.0  0.5  1.5  1.4  1.5  2.1  2.1  2.1  2.1  2.1  Loss (Gain) on Embedded Derivatives  0.0  2.8  (4.7)  (17.8)  (16.9)  (0.8)  0.9  0.8  0.8  0.7  Unrealized Losses (Gains) on Equity Securities  0.0  0.0  0.0  4.5  4.5  0.2  0.0  (0.1)  (0.2)  (0.3)  Net Loss (Gain) on Purchase & Disposal of Affiliates  (0.6)  (3.1)  0.1  0.1  (1.4)  0.0  0.0  0.0  0.0  0.0  Other [1]  3.2  (55.6)  0.8  (1.2)  0.3  0.0  0.0  0.0  0.0  0.0  Total Adjustments  2.6  (52.8)  3.6  (6.9)  (6.0)  7.5  9.0  8.9  8.7  8.6  Tax Impact [2]  (0.7)  (3.0)  (0.8)  1.6  1.3  (1.7)  (2.0)  (1.9)  (1.9)  (1.9)  Adjusted Net Income  $33.2  $32.8  $22.1  $21.3  $22.9  $26.9  $32.1  $40.5  $46.0  $52.5  15.5%  18.1%  details on adjustments; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; LTM refers to Latest 12 Months; NA refers to not available. Source: Company management and Management Projections.  CONFIDENTIAL  29

 Page 3  5  10  20  21  23  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  Selected Cost of Equity Considerations Supplemental Financial Information  Illustrative Selected Company Multiple Trendlines  30  Supplemental Public Company & Market Observations  33

Historical Trading Multiples

Market Capitalization/MRQ Book Value Lookback

	One-Year Average	Since Twins IPO [2]	3-Year Average	5-Year Average	10-Year Average
Twins [1]	0.7x	1.3x	NA	NA	NA
Selected Workers' Comp Insurers [3]	1.7x	1.7x	1.7x	1.9x	1.7x
Selected Specialty Insurers [4]	2.5x	2.2x	2.2x	2.0x	1.7x



3.3x
3.0x
2.8x
2.5x
2.3x
2.0x
1.8x
1.5x
1.3x
1.0x
0.8x
0.5x
0.3x
0.0x
Dec-12
Jun-13
Dec-13
Jun-14
Dec-14
Jun-15
Dec-15
Jun-16
Dec-16
Jun-17
Dec-17
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20
Jun-21
Dec-21
Jun-22
Dec-22
1.7x 5
1.7x 5
1.3x 6
Twins [1]
Selected Workers' Comp Insurers [3]
Selected Specialty Insurers [4]
Twins Average [1]
Selected Workers' Comp Insurers Average [3]
Selected Specialty Insurers Average [4]

Note: Market Capitalization/Book Value multiples less than or equal to 0.0x and greater than 10.0x deemed to be not meaningful and excluded from the displayed data.

Note: For purposes of the above chart, Book Value is on an unadjusted basis and does not exclude accumulated other comprehensive income. As such, Book Value multiples shown above may differ from multiples shown elsewhere in the materials.

1. *Twins Market Capitalization/Book Value multiples shown and calculated since July 16, 2020. Assumed Book Values from July 16, 2020 to November 11, 2020 reflect Twins' March 31, 2020 Total stockholders' / members' equity on an adjusted basis after giving effect to the reorganization transactions and issuance and sale of shares in its IPO per Twins' 424B4 filing dated July 17, 2020.*
2. *Calculated since July 16, 2020, Twins' IPO date.*
3. *Selected Workers' Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc. Data reflects median multiple.*
4. *Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation. Data reflects median multiple.*
5. *Reflects 10-year average.*
6. *Reflects average since July 16, 2020, Twins' IPO date.*

NA refers to Not Available.

MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public.

Source: S&P Capital IQ as of December 13, 2022. (Multiples shown above are sourced from S&P Capital IQ; as such, certain multiples may differ slightly from the figures shown on other pages.)

CONFIDENTIAL
Houlihan Lokey | 31

 Historical Trading Multiples  Market Capitalization/NTM Adjusted Net Income Lookback  Note: Market Capitalization/NTM Adjusted Net Income multiples less than or equal to 0.0x and greater than 40.0x deemed to be not meaningful and excluded from the displayed data.  Twins Market Capitalization/NTM Adjusted Net Income multiples shown and calculated since August 10, 2020, the first date with Twins NTM consensus Adjusted Net Income estimates available per S&P Capital IQ.  Calculated since August 10, 2020, the first date with Twins NTM consensus estimates available per S&P Capital IQ.  Selected Workers’ Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc. Data reflects median multiple.  Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation. Data reflects median multiple.  Reflects 10-year average.  Reflects average since August 10, 2020, the first date with Twins NTM consensus estimates available per S&P Capital IQ. NA refers to Not Available.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items.  6  13.0x  5  19.3x  17.9x 5  0.0x  Dec-12 Jun-13 Dec-13 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22  5.0x  10.0x  15.0x  20.0x  25.0x  30.0x  35.0x  Twins [1]  Selected Workers' Comp Insurers [3] Selected Specialty Insurers [4]  Twins Average [1]  Selected Workers' Comp Insurers Average [3] Selected Specialty Insurers Average [4]  One-Year Average  Source: S&P Capital IQ as of December 13, 2022. (Multiples shown above are sourced from S&P Capital IQ; as such, certain multiples may differ slightly from the figures shown on other pages.)  CONFIDENTIAL  31  Since Twins IPO [2]  3-Year Average  5-Year Average  10-Year Average  Twins [1]  Selected Workers' Comp Insurers [3]  Selected Specialty Insurers [4]  8.9x  13.0x  NA  NA  NA  17.9x  18.9x  19.0x  18.7x  17.9x  19.7x  21.4x  21.6x  22.0x  19.3x

 Page 3  5  10  20  21  23  30  Executive Summary  Selected Updates Since Prior Discussion Materials  Financial Analyses  Appendices  Selected Cost of Equity Considerations Supplemental Financial Information  Illustrative Selected Company Multiple Trendlines  Supplemental Public Company & Market Observations  33

 Twins vs. Selected Companies Historical Stock Performance  (79.7%)  29.8%  27.9%  20.0%  --  --  --  (79.7%)  (61.6%)  (64.4%)  243.5%  64.9%  33.2%  29.8%  (12.5%)  (14.9%)  224.5%  14.9%  4.7%  27.9%  10.9%  8.2%  237.8%  120.4%  23.3%  20.0%  (2.1%)  (5.2%)  Since IPO  Total Shareholder Return  Ten-Year Five-Year Three-Year Since Twins IPO One-Year YTD  Twins  S&P 500 Index (Total Return) Selected Workers' Comp Insurers1,3 Selected Specialty Insurers2,3  75%  -100%  -75%  -50%  -25%  0%  25%  50%  Jul-20  Sep-20  Nov-20  Jan-21  Mar-21  May-21  Jul-21  Sep-21  Nov-21  Jan-22  Mar-22  May-22 Jul-22  Sep-22  Nov-22  Twins S&P 500 Index (Total Return) Selected Workers' Comp Insurers [1] Selected Specialty Insurers [2]  Selected Workers’ Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc.  Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation.  Average of Selected Workers’ Comp Insurers index and Selected Specialty Insurers index. Kinsale Capital Group, Inc., Palomar Holdings, Inc. and James River Group Holdings, Ltd. not included in Ten-Year return calculation. Palomar Holdings, Inc. not included in Five-Year return calculation.  Source: Capital IQ as of 12/13/22.  34  CONFIDENTIAL

 Twins Analyst Perspectives  M  t  anagement has not provided any commentary for 2023 but we think here is likely to be more downside than upside in our PYD assumption. Following 3Q22, we are reducing EPS estimates and our price target for Twins; our Neutral rating is unchanged. While Twins trades at a below- average multiple, our view is that risk-reward in the stock is not compelling due to the lack of meaningful catalysts as well as the potential for negative EPS revisions.  - JP Morgan, 11/03/2022  “  Target Price /  Broker Date  Recommendation  Price Target  Prem. /  (Disc.)1  Book Value of Equity  (Excl. AOCI) as of 9/30/222  Tangible Book Value of Equity  (Excl. AOCI) as of 9/30/223  11/08/2022  Market Outperform  8.00  154.0%  0.93x  1.77x  11/07/2022  Neutral  –  –  –  –  11/03/2022  Neutral  5.50  74.6%  0.64x  1.22x  11/03/2022  Neutral  5.50  74.6%  0.64x  1.22x  Median  $5.50  74.6%  0.64x  1.22x  Mean  $6.33  101.1%  0.74x  1.40x  Closing share price of $3.15 as of 12/13/22.  MRQ Book Value based on Book Value (Excluding AOCI) of $443.9 million per 10-Q for period ended 9/30/22 and (i) ~51.2 million shares outstanding as of 12/9/22; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million PSUs that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.  MRQ Tangible Book Value based on Tangible Book Value (Excluding AOCI) of $233.0 million per 10-Q for period ended 9/30/22 and (i) ~51.2 million shares outstanding as of 12/9/22; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million PSUs that are projected to vest, as of 12/9/22. Does not include ~0.1 million MSUs.  AOCI refers to Accumulated Other Comprehensive Income.  Sources: Bloomberg, FactSet, Equity Research and public filings as of 12/13/22.  Select Commentary  Broker Outlook  m  We expect earnings to remain constrained in the near term as Twins akes the shift to a higher-retention business model in a highly  competitive environment. Premium growth levels are unlikely to meaningfully reaccelerate despite higher retentions as competition is not showing signs of letting up. And increased expense levels resulting from higher retention should keep margins [below] historical levels. We therefore expect 2023 operating EPS of $0.54 versus a historical average in the $0.70 to $0.75 range.  - William Blair, 11/07/2022  “  34  CONFIDENTIAL  Evercore and JP Morgan reduced their price targets  from $6.00 to $5.50 since preliminary discussion materials dated 10/28/22

 Last Twelve Months  Last Six Months  Last Three Months  Since Release of 3Q Earnings (11/2/22 After Hours)  Volume1: 15.2 million (67.8% of float)2  Twins Selected Historical Trading Activity  Volume1: 9.0 million (40.0% of float)2  Volume1: 35.1 million (156.7% of float)2  Volume1: 4.7 million (20.8% of float)2  Based on VWAP volume, per Bloomberg.  Public float calculated as total shares less primarily shares held by Angels and Company insiders. ADTV refers to Average Daily Trading Volume. VWAP refers to Volume-Weighted Average Price.  Selected VWAP Data  52-Week Range  12-Month  9-Month  6-Month  3-Month  30-Day  20-Day  10-Day  5-Day  $2.18 – $9.16  $4.77  $4.42  $4.10  $3.02  $2.64  $2.60  $2.87  $2.96  Current Trading Stats:  Float2: 22.4mm (43.8% of common)  90-Day ADTV: 138k  90-Day Avg. Value Traded: $0.5mm  12.6%  34.3%  17.6%  6.2%  15.1%  7.8%  6.2%  0.2%  $2.00-  $3.00-  $4.00-  $5.00-  $6.00-  $7.00-  $8.00-  $9.00-  $2.00-  $3.00-  $4.00-  $5.00-  $6.00-  $7.00-  $8.00-  $9.00-  $2.99  $3.99  $4.99  $5.99  $6.99  $7.99  $8.99  $9.99  $2.99  $3.99  $4.99  $5.99  $6.99  $7.99  $8.99  $9.99  29.1%  29.9%  11.7%  10.2%  19.1%  0.0%  0.0%  0.0%  49.3%  50.7%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  $2.00-  $2.99  $3.00-  $3.99  $4.00-  $4.99  $5.00-  $5.99  $6.00-  $6.99  $7.00-  $7.99  $8.00-  $8.99  $9.00-  $9.99  95.0%  Source: Bloomberg as of 12/13/22.  CONFIDENTIAL  36  5.0%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  $2.00-  $2.99  $3.00-  $3.99  $4.00-  $4.99  $5.00-  $5.99  $6.00-  $6.99  $7.00-  $7.99  $8.00-  $8.99  $9.00-  $9.99

 Twins Ownership Summary  (shares in millions)  Reflects basic shares of common stock outstanding of 51,220,485 as of 11/4/22 per the Company’s Form 10-Q for the period ended 9/30/22.  Public float calculated as total shares less primarily shares held by Angels and Company insiders.  Holder    Shares    % Outstanding   Voting Interests  Public Float2  Angels  24.0  46.9%  --  --  Baker, Blake A.  4.3  8.5%  16.0%  19.4%  Royce & Associates, LP  3.9  7.6%  14.3%  17.4%  O'Brien, Andrew Michael (Executive Chairman of the Board)  3.5  6.9%  12.9%  NA  Vaughan Nelson Investment Management, L.P.  1.4  2.7%  5.1%  6.2%  BlackRock, Inc.  1.2  2.3%  4.3%  5.2%  Lee, Steven Barry (Senior VP & Director)  1.1  2.1%  3.9%  NA  The Vanguard Group, Inc.  0.9  1.7%  3.2%  3.9%  William Blair Investment Management, LLC  0.6  1.2%  2.2%  2.7%  Hotchkis and Wiley Capital Management, LLC  0.5  1.0%  1.9%  2.3%  GW&K Investment Management, LLC  0.5  1.0%  1.8%  2.2%  Other Current / Former Directors and Executive Officers  0.2  0.4%  0.7%  NA  Other  9.1  17.9%  33.6%  40.8%  Total1  51.2  100.0%  100.0%  100.0%  Voting Interest  Sources: Bloomberg, press releases and public filings.  CONFIDENTIAL  37  % of Non-Angels  % of

 Estimated Twins Shareholder Cost Basis  Current Share Price: $3.15  1. Cost basis average, per Capital IQ, based on volume weighted average price during the quarterly periods in which shares were purchased or sold Source: Capital IQ as of 12/13/22  Ownership  46.9% 8.5% 7.6% 6.9% 2.7% 2.3% 2.1% 1.7% 1.2% 1.0% 1.0% 0.8% 0.8% 0.8% 0.7% 0.7% 0.6% 0.6% 0.5% 0.4% 0.4% 0.4% 0.4% 0.4% 0.3%  Cumulative Ownership  46.9% 55.4% 63.0% 69.8% 72.5% 74.8% 76.9% 78.6% 79.8% 80.8% 81.7% 82.5% 83.3% 84.1% 84.8% 85.6% 86.2% 86.8% 87.3% 87.7% 88.1% 88.5% 88.8% 89.2% 89.5%  Ownership of Non-Angels Shares  NA 16.0% 14.3% 12.9% 5.1% 4.3% 3.9% 3.2% 2.2% 1.9% 1.8% 1.5% 1.5% 1.5% 1.4% 1.3% 1.2% 1.1% 1.0% 0.7% 0.7% 0.7% 0.7% 0.7% 0.6%  Average Cost Basis: $10.59  Top 25 Shareholders1  NA  38  CONFIDENTIAL  NA  $15.02  NA  $16.32  $15.24  $14.51  NA  $15.20  $7.63  $5.91 $5.91 $5.78  $15.24  $11.93  $13.82  $16.32  $13.33  $4.75 $5.07 $4.75  $6.66  $14.81  $6.73  $7.38  Angels  Baker, Blake A.  Royce & Associates, LP  O'Brien, Andrew Michael  Vaughan Nelson Investment Management, L.P.  BlackRock, Inc.  Lee, Steven Barry  The Vanguard Group, Inc.  William Blair Investment Management, LLC  Hotchkis and Wiley Capital Management, LLC  GW&K Investment Management, LLC  Thompson, Siegel & Walmsley LLC  Millennium Management LLC  Principal Global Investors, LLC  Brandywine Global Investment Management, LLC  Geode Capital Management, LLC  Janus Henderson Group plc  State Street Global Advisors, Inc.  Federated Hermes, Inc.  Assenagon Asset Management S.A.  Jacobs Levy Equity Management Inc  Two Sigma Investments, LP  Northern Trust Global Investments  Two Sigma Advisers, LP  MBA Advisors LLC

Twins Recent Shareholder Movements

Top Shareholders (1%+ Ownership)

(shares in millions and dollars in actuals)

				Net Shares Added / (Deducted) by Quarter							
Holder	Latest Shareholdings	% of Non-Angels	% of Public Float	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Angels	**24.024**			**0.000**	**0.000**	**(4.250)**	**0.000**	**0.000**	**0.000**	**0.000**	**0.000**
% of Holdings Traded				*0.0%*	*0.0%*	*(15.0%)*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Baker, Blake A.	4.341	16.0%	19.4%	0.000	0.000	(0.668)	0.000	(0.100)	0.000	0.000	0.000
% of Holdings Traded				*0.0%*	*0.0%*	*(13.1%)*	*0.0%*	*(2.3%)*	*0.0%*	*0.0%*	*0.0%*
Royce & Associates, LP	3.891	14.3%	17.4%	0.000	0.238	2.525	1.681	(0.379)	0.695	(0.892)	0.023
% of Holdings Traded				*0.0%*	*New Position*	*1062.9%*	*60.9%*	*(8.5%)*	*17.1%*	*(18.7%)*	*0.6%*
O'Brien, Andrew Michael	3.509	12.9%	*NA*	0.000	0.000	(0.616)	0.000	0.025	0.000	0.000	0.000
% of Holdings Traded				*0.0%*	*0.0%*	*(15.0%)*	*0.0%*	*0.7%*	*0.0%*	*0.0%*	*0.0%*
Vaughan Nelson Investment Management, L.P.	1.383	5.1%	6.2%	0.000	0.000	1.529	(0.028)	0.044	(0.050)	(0.110)	(0.001)
% of Holdings Traded				*0.0%*	*0.0%*	*New Position*	*(1.8%)*	*2.9%*	*(3.3%)*	*(7.4%)*	*(0.1%)*
BlackRock, Inc.	1.156	4.3%	5.2%	0.071	0.069	0.335	(0.008)	0.078	(0.016)	0.123	(0.028)
% of Holdings Traded				*13.3%*	*11.5%*	*49.9%*	*(0.8%)*	*7.8%*	*(1.4%)*	*11.6%*	*(2.3%)*
Lee, Steven Barry	1.069	3.9%	*NA*	0.000	0.000	(0.115)	0.000	0.014	0.008	0.011	0.000
% of Holdings Traded				*0.0%*	*0.0%*	*(10.0%)*	*0.0%*	*1.4%*	*0.7%*	*1.1%*	*0.0%*
The Vanguard Group, Inc.	0.879	3.2%	3.9%	0.155	0.181	0.187	0.005	0.014	(0.153)	0.196	0.009
% of Holdings Traded				*54.3%*	*41.0%*	*30.2%*	*0.6%*	*1.7%*	*(18.5%)*	*29.2%*	*1.1%*
William Blair Investment Management, LLC	0.608	2.2%	2.7%	0.158	0.680	0.131	(0.234)	(0.068)	0.038	(0.100)	(0.055)
% of Holdings Traded				*272.5%*	*315.0%*	*14.6%*	*(22.8%)*	*(8.6%)*	*5.3%*	*(13.1%)*	*(8.3%)*
Hotchkis and Wiley Capital Management, LLC	0.509	1.9%	2.3%	0.000	0.000	0.000	0.000	0.284	0.045	0.053	0.127
% of Holdings Traded				*0.0%*	*0.0%*	*0.0%*	*0.0%*	*New Position*	*15.7%*	*16.1%*	*33.3%*
GW&K Investment Management, LLC	0.501	1.8%	2.2%	0.000	0.000	0.000	0.000	0.000	0.000	0.522	(0.021)
% of Holdings Traded				*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*New Position*	*(4.0%)*
VWAP During Quarter				$13.21	$16.08	$15.94	$10.00	$8.95	$4.61	$6.02	$4.50
High Closing Stock Price During Quarter				$15.45	$17.50	$17.95	$15.28	$10.70	$8.86	$7.30	$6.40
Low Closing Stock Price During Quarter				$10.11	$13.10	$14.34	$9.00	$8.08	$3.35	$4.03	$3.34

VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL

Houlihan Lokey | 39

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Twins (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.  The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent.  Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee.  The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.  The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.  39  CONFIDENTIAL  Disclaimer

 All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. Houlihan Lokey has discussed the Company’s business with the management of the Company and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of its financial analysis or the scope thereof for any particular purpose.  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In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.  The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. 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In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials.  39  CONFIDENTIAL  Disclaimer (cont.)

 CONFIDENTIAL 42  CORPORATE FINANCE FINANCIAL RESTRUCTURING  FINANCIAL AND VALUATION ADVISORY  HL.com